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                                                                  Exhibit 10.10

                       [Silicon Graphics Letterhead]

May 22, 1997



Bo Ewald
13525 265th Street
Welch, MN 55089

Dear Bo:

This letter will confirm our recent discussion regarding the relocation loan Silicon Graphics, Inc. will provide you in connection with the purchase of a new primary residence.

Silicon Graphics, Inc. will provide you with an interest bearing loan up to but not to exceed the amount of $2,000,000.00 (primary loan) to be used in the connection with the purchase of a new primary residence subject to the terms and conditions set forth below. The associated terms of the loan will be as follows: 1) The loan will bear interest compounded annually at the company's prime rate or applicable US federal rate, whichever is greater, and the rate will be determined in the month that the loan is funded; 2) All the principal and accrued interest will be due and payable at the end of five (5) years, although the Employee will have the right to prepay the loan at any time; and 3) If, during the term of the loan, the Employee's employment ceases or terminates with SGI the loan will be due and payable within 30 days to SGI; 4) We will secure this note with a second Deed of Trust on your residence.

Silicon Graphics will provide you with an interest free forgiveable loan up to but not to exceed the amount of $1,000,000.00 (forgiveable loan) to be used in connection with the purchase of a new primary residence. The associated terms of this loan will be as follows: 1) As long as your employment continues with Silicon Graphics this loan will be forgiven at the rate of $16,666.67 per month over a 60 month period. 2) If, during the term of the loan, the Employee's employment ceases or terminates for any reason with SGI the loan will be due and payable within 30 days to SGI; 3) The forgiveness of the loan will be reported as income and you will be responsible for pay the federal, state and local tax associated with this income; 4) The loan will be funded to you at the time of close of escrow on the new residence and the forgiveness will begin at the time the loan is issued and will continue for 60 months; 5) We will secure this note with a second Deed of Trust on your new residence.

Notwithstanding the foregoing, in the event your employment is actually terminated without cause by the Company during the term of the loan (other than in circumstances that entitle you to receive the change-in-control payments under your Employment Continuation Agreement) (an "Involuntary Termination") the outstanding balance of the Forgiveable Loan will be forgiven and you will have 120 days to repay the Primary Loan. If you actually sell your residence within 180 days after an Involuntary Termination in a transaction that reflects its fair market value and your net proceeds are less than the sum of the outstanding principal balance of the Primary Loan and your equity in the residence (up to $500,000), the outstanding balance of the Primary Loan will be

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Bo Ewald
May 22, 1997
Page two

reduced by the difference up to your initial equity investment. For example, assume you originally borrowed the full $3 million from Silicon Graphics and made a $500,000 cash down payment. If the sale price for the residence is $2.2 million, the outstanding balance on the $2 million loan would be reduced by $300,000 (the difference between $2.5 and $2.2 million).

In addition, both above mentioned loans will be subject to the following additional terms and conditions: 1) The Employee's new primary residence must be located within 50 miles of Mountain View, California; 2) The Employee's equity in the new residence (cash down payment) must not be less than 15% of the appraised value of the new residence (i.e., total loan to value shall not exceed 85%); 3) The loans will be funded at the time of closing on the new residence; 4) The loan will be conditioned upon the future performance by the Employee of substantial services to SGI; 5) The loans will be secured by one or more deeds of trust encumbering the new residence, which will be subordinate to the deed of trust securing the Employee's primary financing from a bank or other institutional lender; and 6) The loan must be approved by the SGI Compensation/HR Committee of the Board of Directors.

A security interest in your stock options will be applied to this loan. Should you exercise any of your options during the term of the note, then SGI will receive fifty percent of the proceeds form the exercise and sale of those options to apply first to interest and then to principal as it applies to the $2,000,000.00 loan. Should you choose to exercise any of your options but not sell, then SGI will retain physical possession of those options.

Silicon Graphics, Inc., will provide you with an Executive Relocation Package, including a marketing assistance/third party buy-out program to assist you with the sale of your current residence. This package will be documented in another letter for your review. Furthermore, Silicon Graphics, Inc. will provide you with a 60-month housing allowance which will be paid to you monthly during the 60-month period. The annual allowance will be $100,000.00 and will be pain in monthly installments of $8,333.33. This allowance will be reported as income on your W-2. Should you have any questions about the relocation package or the loan arrangement, please contact Janet Cook, Executive Compensation Manager, at 415 933-3119.

Also, included as part of your relocation package, Silicon Graphics will provide you with a 12-month housing allowance of $6,850.00 per month or a maximum of $82,200.00 which is to be used in the connection with the monthly lease of a residence in the San Francisco Bay area. Should you acquire a primary residence during the 12-month period, the above mentioned monthly housing allowance will cease. At the end of the 12-month period, the CEO has the discretion to approve an extension not to exceed six additional months.

Approved:                              Acknowledged:

/s/ Ed McCracken                       /s/ Bo Ewald
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Ed McCracken,                         Bo Ewald
Chairman and                          Executive Vice President,
Chief Executive Officer               Computer Systems